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                                                                  EXHIBIT 10.25



                                    AGREEMENT


The following when signed by both parties constitutes an agreement dated as of August 30, 2000 between A. T. Cross Company ("Cross") and DigitalConvergence.:Com Inc. ("DCCI"), under which DCCI grants a license to Cross to use DCCI's proprietary Decoder Software (defined below) for Cross' line of graphic code reader Pens (defined below) which can be used in connection with linking print to the World Wide Web, and under which Cross grants DCCI the right to have certain Cross advertisements included in DCCI advertisements related to DCCI's :CueCat-TM- Technology (defined below) and products, including but not limited to the right to place printed inserts relating to the Cross Pens in DCCI's :CueCat reader boxes, as further provided below. The Agreement also covers matters relating to the distribution, marketing and sale of Pens.

1. DEFINITIONS: The terms set forth below shall have the following respective meanings when used herein:

         "Agreement" means this agreement, as the same may be amended and supplemented from time to time.

         "A. T. Cross Company or Cross" means Cross, its affiliated, subsidiary, parent and related companies, and their predecessors, successors, assignors, assignees, and the officers, directors, shareholders, agents, attorneys, representatives, and employees of all of them.

         ":CRQ Software" means DCCI's proprietary software that, when installed on a personal computer, will allow a user of a graphic code reader Pen (defined below) to gain access to the World Wide Web or data file and automatically link with a designated web site (the "Linked Site") by passing the pen over a proprietary slanted striated graphic image (a "Graphic").

         ":CueCat Technology" means DCCI's proprietary software, hardware or other technology, and any related intellectual property, used to transmit Graphics in printed material and allow a personal computer installed with :CRQ Software to automatically link to a Linked Site (including, without limitation, :CRQ Software, Decoder Software, Graphics, and :CueCat readers).

         "Decoder Software" means DCCI's proprietary decryption software that permits a device (such as Cross' graphic code reader pen) to interact with DCCI's :CRQ Software and also includes any algorithms, processes and techniques imbedded in the Decoder Software used to describe the encryption, encoding and decoding systems.

         "DigitalConvergence.:Com Inc." means DigitalConvergence.:Com Inc., its affiliated, subsidiary, parent and related companies, and their predecessors, successors, assignors,


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         assignees, and the officers, directors, shareholders, agents, attorneys, representatives, and employees of all of them.

         "Pen(s)" means writing instruments (e.g., ball-point pens, felt-tip pens, mechanical pencils) with a graphic code reader manufactured by Cross, that incorporates the Decoder Software. Such code readers may be detachable from the writing instrument (i.e. in form of a fob). Such Pens will be marketed and sold under the name ":Cross:Convergence", :Cross:Cat or such other name as the parties mutually agreed upon in writing ("CD Mark"). The parties agree that neither of them will use the CD Mark or authorize or permit any third party to use the CD Mark after the Term.

2. TERRITORY: The Territory is the United States. If DCCI elects to license its Decoder Software for use in devices similar to the Pens for distribution outside the United States during the Term, DCCI will grant Cross a thirty (30) day period in which the parties will negotiate in good faith with each other exclusively regarding terms of a deal to have Cross manufacture/distribute Pens outside the United States before DCCI negotiates such a deal with any unrelated third party.

3.       LICENSE: Subject to the terms and conditions of this Agreement:

         a. DCCI grants to Cross a non-transferable and exclusive (as provided in Section 7 below) license to use DCCI's Decoder Software only in the Pens manufactured and distributed to the public during the Term and in the Territory.

         b. Cross grants to DCCI, on terms consistent with those afforded by Cross to its usual retailers, a non-transferable and non-exclusive license to sell the Pens, should DCCI decide to do so, during the Term and in the Territory, either directly to customers or through any other channel(s) of distribution.

         c. DCCI grants Cross a royalty-free, non-exclusive, non-transferable license to use DCCI's name, logo, trademarks and/or service marks, and all other such DCCI images (as set forth on Exhibit A attached hereto and hereafter any other DCCI marks or images for which DCCI gives its express written permission as may be amended from time to time on prior written notice to Cross) ("D-Marks"), for the purposes set forth in and under the terms of this Agreement. If such express written permission is not given to Cross from DCCI within three (3) business days from DCCI's receipt of a written request from Cross for such express written permission then such consent will deemed to have been received by Cross from DCCI. Cross' use of the D-Marks will be limited to the purposes described in this Agreement. Cross agrees that ownership of the D-Marks will remain solely with DCCI. Cross further agrees that its use of the D-Marks will maintain the high standard with which DCCI has maintained the D-Marks and that the use of the D-Marks will be subject to DCCI's Trademark Use Guidelines as are in effect, which from time to time may be amended and which such


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                  amendments will be provided to Cross. Cross will not be
                  responsible for prosecuting any infringement of a DCCI mark or a D-Mark. DCCI shall vigorously defend the DCCI marks and the D-Marks and keep the same registered at all times. All Cross Pen materials shall display a DCCI mark or D-Mark, which shall be subject to the prior written approval of DCCI, which approval will not be unreasonably withheld or delayed and such DCCI mark or D-Marks shall be prominently displayed. If such prior written approval is not given to Cross from DCCI within three (3) business days from DCCI's receipt of a written request from Cross for such written approval then such approval will be deemed to have received by Cross from DCCI. The parties approve use on the Pens of the D-Mark and the Cross mark in the form of the clip on the body of the Pen having the word "Cross" stamped on the length of the clip as the mark customarily appears on other Cross pens and having the clip terminate in the form of a ":C" emblem such ":C" emblem being no less prominent than the letter "C" in the word Cross and in any event legible to an average viewer. The parties agree that the configuration of marks described in the immediately preceding sentence will be the only marks or logos on the Pens unless the parties agree otherwise in writing; provided, however, that DCCI consent will not be required if content providers (who are operating under a current fully executed written license agreement with DCCI) request a particular logo to be placed on the Pen.

4.       LICENSE FEE:

         a. Cross shall pay a "Fee" equal to ten percent (10%) of the actual gross revenue net of actual returns received by Cross and its affiliates from the sales solely of the Pens by Cross (the "Fee"). Cross shall be obligated to pay the Fee only from and after the date on which the gross revenue received by Cross or its affiliates from the sale solely of Pens, net only of actual returns to Cross, equal or exceed $45 million. The License Fee shall be calculated by Cross, on a monthly basis, with notice to DCCI and with any amounts due DCCI to be paid thirty (30) days after such calculation by Cross. Irrespective of the prior sentence, Cross shall be obligated to pay the Fee only from and after the date on which the gross revenue received by Cross or its affiliates from the sale solely of Pens, net only of actual returns to Cross, equal or exceed $40 million if any agreement entered into from the date of this Agreement between Cross and a third party manufacturer or distributor of code reading pens does not require such third party manufacturer to place, at DCCI's written election, Decoder Software in its code reading pens. Cross will use best efforts to include DCCI's Decoder Software in all devices that function similarly to Pens or otherwise read Graphics that are distributed or manufactured by Cross (such as a pen marketed solely under Cross or under a third party's name or a Cross/third party name).

         b. Cross hereunder makes an irrevocable assignment to DCCI of any and all payments, receivables, proceeds and any other consideration, excluding dividends, distributions or other consideration from NeoMedia common stock owned by Cross, ("Amounts")


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                  that Cross receives from NeoMedia Technologies Inc. and
                  Affiliates ("NeoMedia") from and after the date of this Agreement under Exhibit D of Cross' agreement with NeoMedia dated June 2, 1999 or otherwise. Cross represents and warrants that no Amounts are or will be due to Cross from NeoMedia other than Amounts due under such Exhibit D, except ownership by Cross of common stock in NeoMedia or dividends, distributions or other consideration therefrom. Cross agrees that all payments made to DCCI pursuant to such irrevocable assignment shall be for the full Amounts due without any set offs or recoupments subtracted from Amounts. Any revenues Cross receives from pens or other devices that are not Pens will be Cross' sole and separate property.

5. TERM: The Term will commence upon the full execution of this Agreement ("Effective Date") and continue for five (5) years thereafter. Notwithstanding the foregoing, Cross may terminate this Agreement on written notice to DCCI within thirty (30) days of the following: (a) if DCCI has not shipped or otherwise distributed or caused to be shipped or otherwise distributed to consumers at least 2 million :CueCat readers by December 31, 2000 or at least a total (including the previously mentioned 2 million) of 10 million :CueCat readers by December 31, 2001; or (b) if DCCI at anytime during the Term has consistently failed to link Graphics with Linked Sites subject to customary industry variances and tolerances (due solely to :CueCat Technology) for performance and DCCI is unable to cure such failure within thirty (30) days after written notice thereof by Cross. In the event of DCCI's failure to comply with 5(a) as specified above in this paragraph, then such termination will be Cross' sole and exclusive right and remedy.

6. ADVERTISING AND PROMOTIONAL MATERIALS: DCCI will send each of its :CRQ Software users who register during the Term an e-mail (which will include a URL to the Cross website) at such time as DCCI deems appropriate in its good faith discretion which will include Cross promotional material regarding the Pen. Cross may create a print insert promoting the Pen at its expense which will be no larger than the envelope for the :CRQ Software CD-Rom for inclusion in the :CRQ Software CD-Rom envelope. Cross may also create at its expense an insert intended to be included in packages containing :CueCat readers shipped to the public. DCCI will include a print insert (as described above) in each of the CD-Rom envelopes and the :CueCat reader packages for distribution to the public during the Term; provided that if control, financing or other participation of such :CueCat packages or CD-Roms is shared with any third party, DCCI will not be obligated to include such inserts in the applicable CD-Rom envelope or :CueCat package if such third party objects or DCCI is otherwise prohibited by such third party to include the inserts; provided further, if DCCI has included such inserts in the CD-Rom envelopes and such third party so objects, Cross will remove the offering inserts at its expense at DCCI's election. In any event, DCCI will not be obligated to include any such printed insert if it would cause the weight of the :CueCat package (including any CD-Rom with a Cross print insert in the envelope) or CD-Rom envelope (where not included in a :CueCat package) to move into a more expensive shipping weight class than the package's or envelope's targeted shipping weight class as determined by DCCI in its sole good


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         faith discretion (provided Cross may elect to pay the additional expenses attendant to such excess weight). In addition, during the Term DCCI will include a reference to the Pen (e.g. a shot of the pen) in the video portion and the audio portion of each of the DCCI promotional videos, "The Next Exit" and "Convergence Day," and in such other DCCI promotional videos as DCCI determines. The content of such Cross materials in such print insert(s), e-mail content and the promotional video(s) will be subject to DCCI's written approval which will not be unreasonably withheld and will be deemed given if DCCI has not objected thereto within three (3) business days of receipt of the Cross material in written or readily readable electronic form. DCCI also will mention the Pen in paid print ads issued by DCCI during the Term as DCCI deems appropriate in its sole good faith discretion. Cross consents to the placement of the print inserts and the Pen in the applicable above mentioned DCCI materials and such Cross marks, logos and names and similar materials that may appear therewith; provided that any material not created by or under the control of Cross included therein will be subject to Cross's written approval not to be unreasonably withheld and which will be deemed given if Cross has not objected thereto with three
         (3) business days of receipt of such material by Cross.

7. EXCLUSIVITY: Before and during the Term, DCCI will not license or otherwise enter into an agreement or arrangement with any other manufacturer of writing (on paper) pens in the Territory the right to include the Decoder Software on its pens for the consumer market, if being understood such exclusivity does not extend beyond such writing pens and specifically excludes other wireless graphic code readers such as those included in wireless telephones.

8.       CROSS' DUTIES:

         a. Cross will include copies of the CD-ROM's containing the :CRQ Software (free of charge to the customers) in the packaging of all Pens Cross sells or otherwise distributes during the Term in the Territory. Cross will be solely responsible for all packing and shipping costs related thereto.

         b. Cross will include references to DCCI in all of the print, television and other advertising and promotional materials created by or on behalf of Cross related to the Pens in a manner which prominently references DCCI. DCCI has prior written approval over the form and substance of such references to DCCI, not to be unreasonably withheld or delayed, which will be deemed given if DCCI does not object in writing within three (3) business days of receipt from Cross of the applicable copy or draft for the advertising or promotional material. In any single piece of advertising or promotional material printed and distributed under DCCI's control in which two (2) or more Graphic reading devices from different manufacturers or distributors are mentioned, DCCI will mention the Pen as well.

         c. During the Term, Cross will incorporate at least one (1) Cue in each and every television advertisement telecast in the Territory (a "Cue", like a Graphic, allows the


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                  user of a DCCI proprietary :CueCat reader device to gain
                  access to the World Wide Web and automatically link to a Linked Site, but is in the form of a telecast of DCCI's standard icon in the form of a ":C" which is also accompanied by a telecast audio sound, as opposed to a Graphic) and a Graphic in each and every print advertisement, catalog and promotional material distributed in the Territory that feature Cross products except code reader pens of third parties that are directly competitive with the Pens. Cross will use a unique Graphic in each different print advertisement in each issue of each publication. For each Cue telecast and for each Graphic incorporated in each advertisement in each issue of each publication Cross will pay DCCI $100. DCCI will provide to Cross in total one hundred forty (140) Cues and/or Graphics in the aggregate, free of charge. All other terms and conditions relating to the use of such Cues and/or Graphics will be according to DCCI's standard license agreement subject to any good faith negotiated changes. Cross will not authorize or permit any Cue and/or Graphic to be linked directly to any site, page or other material relating to any competitor of DCCI or the Pens, without DCCI's written approval.

         d. For Decoder Software licensed hereunder and the Pens, Cross will provide, at its sole expense, technology and sales support consistent with such support it provides for its own products and services; provided, however, that if Pen customer problems arise relating to the Decoder Software, DCCI will diligently and promptly proceed to remedy the problem and will supply Pen customers with the remedial technology. If DCCI furnishes Cross with updates of the DCCI technology (defined for the purposes of this Agreement as minor releases, bug-fixes, enhancements, revisions and upgrades), Cross will as promptly as reasonably possible, incorporate and implement such updates; provided, however, that DCCI shall give Cross at least one hundred and twenty (120) days written notice before Cross must incorporate any modification to the Decoder Software. Such modified Decoder Software must be used in any pens manufactured or distributed after such one hundred and twenty (120) days.

         e. Cross will print and include with each Pen written instructions for the Pen, in the form of a foldout sheet, the content of which is subject to DCCI's written approval, which will not be unreasonably withheld or delayed. The performance of Cross' obligations under this Agreement will be at its sole expense unless specifically stated to the contrary.

         f. During the Term, Cross will include on each page of its Pen websites DCCI's standard icon (in the form of ":C") and the accompanying software on Cross' server by which the public can download DCCI's :CRQ Software free of charge.

         g. Cross will advertise, promote and market the Pens on a basis no less favorable to DCCI than the basis on which Cross advertises, promotes, markets and distributes its other code reader pens. Cross will use reasonable commercial efforts to distribute the


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                  Pens through all of Cross' distribution channels that sell product(s) that include any technology other than a basic writing on paper implement. Without limiting the foregoing, if Cross has failed to sell, net of returns, at least the following number of Pens by the following dates, DCCI may terminate this Agreement: (i) the number of Pens sold by the date two hundred forty (240) days after written acceptance of the Decoder Software (as provided in Section 9(b) below) equal to at least two percent (2%) of all :CueCat readers distributed by DCCI in the Territory one hundred and fifty
                  (150) days after DCCI receives Cross' written acceptance of the Decoder Software (i.e., Pens sales two hundred forty (240) days out measured against two percent (2%) of reader distribution one hundred fifty (150) days out); and (ii) thereafter, a number of Pens sold by December 31st of each year during the Term equal to at least two percent (2%) of all :CueCat readers distributed by DCCI in the Territory by the 90th day before such December 31st (i.e., October 1st) of each year during the Term (i.e., Pens sales by December 31st of each year during the Term measured against two percent (2%) of reader distribution by the preceding October 1st of each such year); and DCCI will provide Cross monthly reports specifying the number of :CueCat readers shipped to enable Cross to compute the above ratios of Pens to :CueCat readers. Any such termination relating to the October 1st test dates will be effective on the December 31st of the year in which such failure occurs. Subject to Cross otherwise complying with the terms of this Agreement, the above DCCI termination right will be DCCI's sole and exclusive remedy if Cross fails to sell the above prescribed numbers of Pens by the specified dates. Cross agrees that it will spend $1,000,000 on advertising the Pens within the Territory during the first twelve (12) months of the Term; $500,000 of such amount shall be spent by Cross on such advertising of Pens by March 31, 2001. Thereafter, Cross will spend an amount equal to at least ten percent (10%) of gross annual sales of the Pens as forecast by Cross and as presented to the Cross' Board of Directors for purposes of Cross' annual budget each calendar year during the Term.

         h. Cross will deliver a prototype of a Pen (which will incorporate the Decoder Software) to DCCI as soon as reasonably possible after being delivered the Decoder Software by DCCI. DCCI will test the prototype Pen as soon as reasonably possible after receipt of the same and inform Cross if the pen does not read, store and upload the Codes. If DCCI fails to notify Cross within five (5) business days of receipt of the prototype Pen of the prototype's failure to read, store and upload Codes, DCCI will be deemed to have given Cross notice that the prototype properly operates to read, store and upload Codes. If the Pen cannot be made operational with the Decoder Software by Cross within thirty (30) days from the time of receiving such notice from DCCI, then Cross shall so inform DCCI and either party may terminate this Agreement on thirty (30) days prior written notice to the other party. Such termination will be each party's sole and exclusive remedy in the event of Cross' failure to make the Pen operational as provided above.


                                        7

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         i.       Prior to Cross delivering Decoder Software to any third party
                  (e.g., a third party manufacturer of code reading pens for inclusion in such pens) Cross will cause such third party to execute a DCCI confidentiality agreement approved in writing by DCCI. Such confidentiality agreement shall at a minimum bind such third party to: 1) hold the Decoder Software in confidence; 2) not reverse assemble, reverse engineer, or dissemble the Decoder Software; and 3) use the Decoder Software in only code reader pens as authorized in writing by DCCI.

         j. Cross will use all reasonable efforts to have DCCI's and Cross' disclaimers of warranty, as mutually agreed upon, passed on to wholesalers, distributors, consumers and other third parties who may distribute, purchase or use the Pens.

9.       DCCI'S DUTIES:

         a. DCCI will supply all necessary copies of its :CRQ Software free of charge in the form of a CD-ROM to Cross for inclusion with all Pens sold, on a schedule to be mutually agreed by the parties consistent with Cross' reasonable and customary schedule relating to shipment of Pens. If the :CRQ Software does not operate as intended within customary and reasonable variances of operation, Cross will give written notice to that effect to DCCI and DCCI shall have thirty (30) days from receipt of such notice to cure the defect. If DCCI fails to cure the defect Cross may terminate this Agreement on at least thirty (30) days prior written notice to DCCI. Such termination will be Cross' sole and exclusive remedy in the event of DCCI's failure to cure the defect.

         b. DCCI will supply Cross with the Decoder Software promptly after DCCI receives delivery of operational Decoder Software from a third party or promptly after DCCI has itself completed writing the Decoder Software. Cross will have five (5) business days from receipt of the Decoder Software to provide DCCI with written acceptance or rejection of the Decoder Software. Failure by Cross to provide such acceptance or rejection to DCCI within five (5) business days from receipt of the Decoder Software from DCCI shall be deemed as Cross' acceptance of such Decoder Software. Cross' rejection of such delivered Decoder Software shall be based upon a reasonable determination of a technical deficiency with the Decoder Software and in the event of such rejection by Cross its written notice of such rejection to DCCI shall provide detail as to the technical deficiencies that such rejection shall be based upon. After DCCI endeavors to correct such deficiencies DCCI shall resubmit the Decoder Software to Cross. The above process shall be repeated until Decoder Software, acceptable to Cross as is specifically described in this paragraph, is provided by DCCI to Cross; provided that if Decoder Software acceptable to Cross, as described in this paragraph, has not been submitted to Cross by DCCI by December 31, 2000, this Agreement will terminate automatically and such termination


                                        8
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                  shall be Cross' sole and exclusive remedy for DCCI's failure to provide Cross with acceptable Decoder Software.

         c. DCCI will endeavor to help Cross obtain retail distribution during the Term and in the Territory of the Pens through the Radio Shack store chain of the Tandy Corporation.

10. SERVICE SUPPORT: DCCI is under no obligation to include DCCI's phone number or other contact information on any Cross materials related to support. Cross will provide all technical and customer support to Cross' customers with respect to the Pens and :CueCat Technology provided to customers in relation to Pens, and provide to its customers customary product warranties (subject to disclaimers regarding :CRQ Software as provided above). Such technical support for the Pens and :CRQ Software shall be available to Cross' customers twenty-four (24) hours a day, seven (7) days a week via online support and in person telephone support from 8 a.m. through 9 p.m. EST, Monday through Friday, on the same basis and at the same level of service as Cross affords its customers relating to other Cross products and services.

11. OWNERSHIP/LIMITS ON LICENSE: All rights not specifically granted to Cross are reserved to DCCI. Cross will not add to or otherwise alter or edit or re-purpose any :CueCat Technology or other relating to DCCI properties, electronic or physical, received from or otherwise relating to DCCI except as otherwise provided in this Agreement. Cross will make no use other than that specifically licensed hereunder of the :CueCat Technology, or any other DCCI properties, nor will it authorize any other party to do so, nor will it exploit any :CueCat Technology or other DCCI properties beyond the terms of this Agreement, including without limitation, beyond the Territory or Term, except in order for Cross to perform its obligations hereunder and Cross will conform to DCCI's standards and practices as provided by DCCI to Cross for use of DCCI's standards and practices as provided by DCCI to Cross for use of DCCI's :CueCat Technology or other DCCI hardware, software, technology and intellectual and other DCCI properties. Without limiting the foregoing: (a) Cross will not reverse assemble, reverse compile, reverse engineer, disassemble, rent, lease, modify, merge, create derivative works from, incorporate within any other software or hardware, copy or transfer copies of any :CueCat Technology or other DCCI properties; or perform or display any :CueCat Technology or other DCCI property to or for any third party; or license or sublicense any :CueCate Tecnology or DCCI properties, except as specifically licensed hereunder; and (b) Cross acknowledges that DCCI's service marks, and trademarks, and D-Marks as well as all other DCCI rights under copyright, patent, trademark, trade dress, trade secret and all other DCCI intellectual property rights, are and shall remain the sole property of DCCI. In all uses of all DCCI properties, Cross will display any copyright, trademark or other notices directed by DCCI, and shall conform to all criteria of use furnished by DCCI, including, without limitation, conforming to DCCI's reasonable instructions regarding any packaging, inserts, advertising or promotional or other material prepared by DCCI relating to DCCI or DCCI property. All goodwill arising from Cross' use of DCCI's Marks or D-Marks shall inure to DCCI.


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


12. REPORTS AND ACCOUNTINGS: Commencing within thirty (30) days of the beginning of the Term, Cross will render to DCCI accountings monthly within thirty (30) days of the close of the month showing the amounts due under this Agreement to DCCI and accompany each accounting with payment of the amount due. DCCI may audit Cross' books and records (and make copies thereof) annually on at least twenty (20) days notice during normal business hours. The obligations of Cross in this paragraph are of the essence. Amounts past due will carry interest at LIBOR plus two percent (2%), and Cross will pay DCCI's audit and legal costs if such audit discovers Cross had underpaid DCCI by five percent (5%) or more.

13. REPRESENTATIONS AND WARRANTIES. DCCI and Cross each represent and warrant that it has the right to enter into this Agreement and grant the rights herein granted and that entering into this Agreement, granting the rights granted and assuming the obligations assumed does not violate any third party agreements or rights. Cross warrants and represents that the :CueCat Technology and all other DCCI property will be used by Cross solely in accordance with the terms and conditions of the Agreement and will not be used in a way that reflects negatively on DCCI or the DCCI marks and/or D-Marks or that violates any third party rights or any state, local or federal laws or other laws or regulations. Cross further warrants and represents that the :CueCat Technology and other DCCI property shall not be adapted, reproduced distributed or disclosed to any third party except to enable Cross to perform its obligations in accordance with this Agreement without the prior consent in writing of DCCI, except as provided herein. Each party shall indemnify and hold the other, and its affiliates, successors, assigns, licensees, officers, directors and employees harmless from and against any claims, suits or proceedings brought by or on behalf of any third party unaffiliated with the indemnified party, arising out of or relating to any breach of any representation, warranty or agreement by the indemnifying party herein including, without limitation all damages, losses, civil and criminal penalties and fines, costs and expenses including reasonable outside attorneys' fees incurred as a result of any such claims, suits or proceedings. Without limiting the foregoing, Cross shall indemnify and hold DCCI harmless regarding any liability that may arise from any claim or allegation that any Cross technology, or any third party hardware or software not supplied by DCCI but used by Cross in or in relation to Pens, infringes, in whole or in part, any patent, copyright, trade secret, or other intellectual property right of any party. Cross represents and warrants that throughout the Term and for at least three (3) years thereafter, it will carry standard product liability insurance with limits of at least $10 million, name DCCI as an additional insured under such policy and provide DCCI a certificate of such insurance before the Term commences. Notwithstanding the foregoing limitations, DCCI hereby indemnifies and shall hold harmless Cross from any claims, actions, costs, losses and liabilities arising from allegations by any party unaffiliated with Cross that the :CRQ Software supplied by DCCI for use with the Pens herewith infringes a U.S. patent or copyright, or the trade secrets of any unrelated third party, and shall pay resulting costs, damages and attorney fees finally awarded by a court of competent jurisdiction. DCCI will consider in good faith Cross consultation regarding any possible infringement of DCCI's patent rights licensed hereunder to Cross. DCCI also agrees that, if DCCI decides, in its sole discretion to enforce any of its intellectual property rights to any of the :CueCat Technology related to its use with Pens, it shall initiate any such action at DCCI's expense. If an unrelated third party claim for any patent, copyright, trade secret, or other intellectual property right, is asserted claiming that the Pen, solely due to the combination of Cross technology (or any third party hardware or software not supplied by DCCI but used by Cross in or in relation to Pens) and DCCI technology, in whole or in part, is infringing (as opposed to either the Cross or Cross' use of any third party technology or DCCI technology alone, in whole or in part, being infringing) then both Cross and DCCI agree to defend such claim together and share equally all costs associated with such defense or settlement, and additionally to share equally all costs, damages and attorney fees finally awarded by a court of competent jurisdiction. Both parties agree that if any claim for intellectual property infringement is brought against either party and rights can not be secured within sixty (60) days of a lawsuit being filed by such third party relating to the continued use of the intellectual property claimed to be infringing (or securing such rights is in the reasonable opinion of DCCI or Cross prohibitively costly), then either party may terminate this Agreement on at least thirty (30) days prior written notice to the other party. DCCI represents and warrants and throughout the Term and for at least three (3) years thereafter it will carry standard product liability insurance with limits of at least $10 million, naming Cross as an additional insured under such policy and provide Cross with a certificate of such insurance before the Term commences.

14. LIMITATIONS ON WARRANTIES. Except as it relates to indemnification relating to actions brought by unrelated third parties as described in
         Section 13 above, and notwithstanding anything else to the contrary herein, the :CueCat Technology, Graphics and Cues and the services and materials being furnished or licensed to Cross hereunder are furnished or licensed by DCCI under this Agreement "AS IS," without any warranties of any kind, whatsoever. If DCCI is unable to deliver any Graphic or Cue to which Cross is entitled hereunder, DCCI shall authorize one substitute "make-good" Cue or Graphic during the term for each such undelivered Cue or Graphic, and at DCCI's election, provide a pro rata reduction of the license fee for such undelivered Cues or Graphics, and the foregoing shall be DCCI's sole obligation and Cross' sole and exclusive remedy for undelivered Cues or Graphics. In no event shall DCCI be liable for damages or Cross entitled to a refund in such event. In no event will DCCI be responsible to Cross or any other party for any default, breach or failure of performance by any third party. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT (PARTICULARLY, EXCEPT AS IT RELATES TO INDEMNIFICATION RELATING TO ACTIONS BROUGHT BY UNRELATED THIRD PARTIES AS DESCRIBED IN SECTION 13), CROSS ASSUMES TOTAL RESPONSIBILITY AND RISK FOR ITS USE OF THE DCCI SOFTWARE AND DCCI TECHNOLOGY, AND WITH RESPECT TO THE OBTAINING AND USE OF THE SOFTWARE; DCCI DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL DCCI BE LIABLE FOR (A) LOST PROFITS OR ANY INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES

         ARISING OUT OF THE USE OF OR INABILITY TO USE THE DCCI SOFTWARE; OR (B) ANY CLAIM ATTRIBUTABLE TO LOST DATA, ERRORS, OMISSIONS, OR OTHER INACCURACIES IN THE DCCI SOFTWARE. UNDER NO CIRCUMSTANCES SHALL CROSS BE ENTITLED TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER EQUITABLE REMEDY ARISING OUT OF, OR RELATED TO THE SUBJECT MATTER OF, THIS AGREEMENT AND CROSS HEREBY WAIVES ALL RIGHTS THERETO.

15.      MISCELLANEOUS:

         a. CONFIDENTIALITY: Each party will keep the terms of this Agreement confidential except as may be required by law, regulation or judicial proceeding. The parties understand that they will have access to proprietary and confidential information in performance of this Agreement and each agrees to hold all such information in strict confidence under the terms of DCCI's standard agreement for the exchange of confidential information. Further, Cross agrees that only employees with a strict need to know for Cross to perform its obligations under this Agreement will have access to the Decoder Software or any other DCCI confidential material associated with the Decoder Software.

         b. OWNERSHIP OF INTELLECTUAL PROPERTY AND TECHNOLOGY: Without limiting any other provision of this Agreement, each party retains all rights, title, and interest, in and to their respective intellectual property and technology. For example, the combination or inclusion of one party's technology with another party's technology and delivery of the resulting product, does not itself effect a transfer of ownership or grant a license or any right to use the technology of the other party. DCCI retains all rights, title, and interest, in and to the :CueCat Technology. Cross agrees to place the word "Patent" followed by a patent number on each and every package, that includes a Pen, as requested by DCCI. In the event Cross places any non-DCCI patent number on Pens then Cross agrees to also place the appropriate DCCI patent numbers on Pens, as described in the prior sentence.

         c. INITIAL SUPPLY OF PENS. Cross will provide two hundred (200) Pens to DCCI free of charge within a month after such time as DCCI has confirmed that the Pens are acceptable pursuant to Paragraph 8(h) hereof.

         d. EXPORT: The parties understand and acknowledge that they are subject to regulations of agencies of the United States government, including the United States Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of either party to provide technical information, technical assistance, any media in which any of the foregoing is contained, training and related technical data (collectively, "Data") shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, or the Bureau of Export Administration. All Parties warrant that they will comply in all respects with the export and re-export restrictions set forth in any export license (if necessary) for Data disclosed to any other party hereunder.

         e. TAXES: Cross shall be responsible for any and all taxes (except for DCCI's income taxes based upon payments of fees hereunder to DCCI) incurred in connection with the grant of rights hereunder, including, without limitation, the exercise by Cross of rights granted hereunder and the sale of the Pens.

         f. INDEPENDENT CONTRACTORS: Cross and DCCI are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Cross and DCCI. Cross has no authority to enter into agreements of any kind on behalf of DCCI. Cross will not assign this Agreement or any of its rights or delegate any of its duties hereunder without the prior consent in writing of DCCI and any purported assignment or delegation without such required consent shall be null and void.

         g. TRADEMARKS: Any license right granted under this Agreement is in no way a license, granted by one party to the other herein, to use of the other's trademark, trade name, or trade dress, without the express written consent of the other, except as specifically granted herein.

         h. AFFILIATES: Affiliate of (or affiliated with) a party means a corporation or other entity that controls, is controlled by or is under common control with another corporation or entity, where "control" means direct or indirect ownership or control of more than fifty percent (50%) of the stock or other equity interest entitled to vote for the election of directors or equivalent governing body.

         i. CHOICE OF LAW: This Agreement shall be construed in accordance with the laws of the Sate of New York.

         j. ARBITRATION: Any and all disputes, differences or controversies arising out of, under or in connection with this Agreement, or the breach of alleged breach thereof, shall be submitted to arbitration to be held in New York, New York under the rules and regulations of the American Arbitration Association before a single arbitrator, and judgment upon the award rendered may be entered in any court having jurisdiction thereof; except any claim (including defenses thereto) which potentially concerns the validity, enforceability or infringement of intellectual property owned or controlled by DCCI shall not be resolved by arbitration without the prior approval in writing of

                  DCCI, and instead shall be resolved exclusively in a court of competent jurisdiction located in New York, New York, and both parties waive any objections to jurisdiction or venue with respect hereto.

         k. NOTICES: All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) if mailed by certified mail, postage prepaid, on the date three (3) days following the date of mailing, (ii) if delivered by overnight courier, when received by the addressee or (iii) if sent by confirmed telecommunication, one business day following receipt by the addressee at the address set forth at the beginning of this Agreement, or such other address as either party may specify in writing.

         l. TERMINATION: The termination or expiration of this Agreement, howsoever occasioned, shall not affect any of the provisions of this Agreement that are expressly or by implication to come into or continue in force after such termination or expiration.

         m. MULTIPLE COPIES: This Agreement may be executed in one or more counterpart copies, each of which shall be considered an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be as effective as delivery of an original manually executed counterpart.

         n. WAIVER: No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         o. SURVIVAL: In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect.

         p. PRESUMPTIONS: In resolving any dispute or contruing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the Agreement; (ii) because of the drafting history of the Agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft.

         q. HEADINGS: Section headings are for convenience only and are not a part of this Agreement.

         r. ENTIRE AGREEMENT: This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersede all previous agreements between DCCI and Cross concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

DIGITALCONVEREGENCE.:COM INC.

By:  /s/ John G. Huncke
Title:  EVP Media
Date:  9/1/00


ACCEPTED AND AGREED:

A. T. CROSS COMPANY


By:  /s/
    ------------------------------
Title:  Exec. V.P.
Date:  9/1/00




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